                            DATED   21ST   AUGUST    1996
                            -----------------------------



                               STEVEN EASTERBROOK & ORS

                                       - and -

                          4FRONT SOFTWARE INTERNATIONAL INC




                        ______________________________________

                                 SHARE SALE AGREEMENT

                               RELATING TO PART OF THE
                               ISSUED SHARE CAPITAL OF
                             HAMMER DISTRIBUTION LIMITED

                        ______________________________________






                                      Evans Dodd
                                   5 Balfour Place
                                     Mount Street
                                    London W1Y 5RG
                                  Tel: 0171-491-4729
                                  Fax: 0171-499-2297
                              Our Ref: IS/tmm140D/F113-9

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                                       CONTENTS
                                       --------

1.       INTERPRETATION                                              3
2.       AGREEMENT FOR SALE                                          8
3.       PURCHASE CONSIDERATION                                      8
4.       COMPLETION                                                  9
5.       PREPARATION OF THE 1997 ACCOUNTS                            11
6.       WARRANTIES BY THE VENDORS                                   14
7.       CONDUCT OF BUSINESS UNTIL 31ST JANUARY 1997                 24
8.       EARLY PAYMENT                                               29
9.       SEVERABILITY                                                30
10.      ENTIRE AGREEMENT                                            30
11.      COUNTERPARTS                                                30
12.      NOTICES                                                     30
13.      PROPER LAW                                                  31
14.      WARRANTY BY PURCHASER                                       31
15.      INDEMNITY                                                   33

SCHEDULE 1
VENDORS HOLDINGS AND CONSIDERATION                                   34

SCHEDULE 2
DETAILS OF THE COMPANY                                               35

SCHEDULE 3
WARRANTIES                                                           36

SCHEDULE 4
TAX DEED                                                             47

SCHEDULE 5
DEED OF RESTRICTIVE COVENANTS                                        48

SCHEDULE 6
SHORT PARTICULARS OF THE PROPERTIES                                  49

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THIS AGREEMENT is made the  21st  day of       August 1996

B E T W E E N :

(I)      THE PERSONS  whose names and addresses are set out in column (1) of schedule 1 ("Vendors")

(II) 4FRONT SOFTWARE INTERNATIONAL INC a company incorporated in the State of Colorado, United States of America and whose registered office is situate at 5650 Greenwood Plaza Boulevard, Suite 107, Englewood, Colorado, 80111,USA ("Purchaser")

IT IS HEREBY AGREED  as follows:-

1.       INTERPRETATION

1.1 In this Agreement the following words and expressions shall have the following meanings:-

         "1997 Accounts"             means the management accounts including
                                     the balance sheet as at 31st January 1997 and the profit and loss account of the Company for the year from 1st February
                                     1996 to 31st January 1997 prepared in
                                     accordance with clause 5 hereof

         "Additional Instalment"     means that part of the Consideration as is
                                     defined in clause 3.1.2

         "Associated Company"        means the relationship between one company
                                     and another whereby one is to be treated as the associated company of

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                                     the other if the first or any Subsidiary
                                     of it holds shares conferring the right to 10% or more of the nominal value of the equity share capital of the other and controls the composition of that other's board of directors

         "Business"                  means the business of distributing and
                                     assembly of data storage and associated
                                     products

         "Bryce" Michael Bryce the holder of 625 shares in the capital in the Company

         "CA"                        means The Companies Act 1985

         "Certification"             means certification by the Chief Financial
                                     Officer for the time being of the
                                     Purchaser on the one hand and the Vendors'
                                     Representative on the other hand or
                                     certification following the dispute
                                     resolution procedure all as described in clause 5

         "Companies Acts"            means CA and the former Companies Acts
                                     (within the meaning of CA s.735(1)) and
                                     the Companies Act 1989

         "Company"                   means Hammer Distribution Limited a
                                     company registered under No.  2640532
                                     whose registered office is at Worthy
                                     House, 14 Winchester Road, Basingstoke,
                                     Hampshire RG12 1UQ

         "Completion"                means actual completion of the sale and
                                     purchase of the Shares as described in
                                     clause 4

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         "Completion Date"           means 21st August 1996

         "Consideration"             means the aggregate of the monies received
                                     from time to time by the Vendors pursuant to clause 3

         "Deed of Restrictive        means the deed of restrictive covenants in
            Covenant"                the form set out in Schedule 5

         "Disclosure Letter"         means the disclosure letter of the same
                                     date as this agreement from the Vendors to the Purchaser

         "FA"                        means the Finance Act

         "ICTA"                      means the Income and Corporation Taxes Act
                                     1988

         "Initial Instalment"        means that part of the Consideration as is
                                     defined in clause 3.1.1

         "Last Accounts"             means the audited balance sheet as at the
                                     Last Accounts Date and audited profit and loss account for the year ended on the Last Accounts Date of the Company and the directors' and auditors reports and notes

         "Last Accounts Date"        means 31st January 1996 (being the date to
                                     which the Last Accounts have been
                                     prepared)

         "Management Accounts"       means the balance sheet as at 31st January
                                     1997 and the profit and loss account for the year from 1st February 1996 to 31st
                                     January 1997 of the Company

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         "1997 Profits"              means the consolidated pre-tax profits
                                     before interest which includes Kellock
                                     Limited discount fees of the Company for the year ending on 31st January 1997 as shown by the 1997 Accounts

         "Property"                  means the property of the Company shortly
                                     described in Schedule 6

         "Purchaser's Accountants"   means KPMG Peat Marwick of Aquis Court, 31
                                     Fishpool Street, St Albans, Herts AL3 4RF

         "Purchaser's Solicitors"    means Evans Dodd of 5 Balfour Place, Mount
                                     Street, London W1Y 5RG

         "Purchaser's Group"         means the Purchaser and any Subsidiary or
                                     Associated Company of the Purchaser

         "Relevant Period"           means the period  15th August 1996  to
                                     31st January 1997

         "Service Agreements"        means the service agreements in the Agreed
                                     Form to be entered into in accordance with the provisions of clause 4.7 hereof

         "Shares" means 11,250 issued ordinary shares of L1 each of the Company

         "Subsidiary"                means a subsidiary as defined in CA s.736

         "Tax Deed"                  means a deed of tax covenants in the form
                                     set out in Schedule 4

         "Taxation"                  means all forms of taxation duties imposts
                                     and levies whatsoever and wherever or
                                     whenever imposed

         "Vendors' Accountants"      means Haines Watts of Worthy House,14
                                     Winchester Road, Basingstoke, Hampshire

         "Vendors
          Representative"            means Steven Easterbrook or failing  him
                                     Stephen Sawkins or Paul Sangster or
                                     failing them their personal
                                     representatives

         "Vendors' Solicitors"       means Fladgate Fielder of Walgate House,
                                     25 Church Street , Basingstoke, Hampshire

         "Warranties"                means the warranties and representations
                                     by the Vendors in clause 6 and schedule 3


1.2 All references in this agreement to a statutory provision shall be construed as including references to:-

         1.2.1 any statutory modification consolidation or re- enactment (whether before or after the date of this agreement) for the time being in force;

         1.2.2 all statutory instruments or orders made pursuant to a statutory provision; and

         1.2.3 any statutory provisions of which a statutory provision is a consolidation re-enactment or modification.

1.3 Any reference in this agreement to the "Vendors" includes their respective personal representatives.

1.4 A reference in this agreement to FRS shall be a reference to a financial reporting standard adopted by The Accounting Standards Board Limited and a reference in this agreement to SSAP shall be a reference to a Statement of Standard Accounting Practice as issued by CCAB Limited.

1.5 Clause headings in this agreement are for ease of reference only and do not affect the construction of any provision.

1.6 Any document referred to as being in "Agreed Form" constitutes a form agreed between the parties thereto and initialled by the Vendors' Solicitors and the Purchaser's Solicitors on or prior to the execution of this agreement.

2.       AGREEMENT FOR SALE

Subject to the terms and conditions of this agreement the Vendors shall sell and the Purchaser shall purchase the Shares free from all liens charges and encumbrances and with all rights attaching to them and the parties hereto agree that, save as provided for in clause 6, for all effective purposes this agreement shall be effective from 15 August 1996.

3.       PURCHASE CONSIDERATION

3.1 The purchase consideration for the Shares shall (subject to adjustment in accordance with clause 3.2) be L1,792,105.26 being the aggregate of the following:-

         3.1.1     L1,042,105.26 in cash to be paid on Completion;

         3.1.2 subject to adjustment as described in clause 3.2 and subject to clause 8 L750,000 in cash to be paid within 5 business days (or such longer period as the Vendors may request) of Certification in respect of the 1997 Profits;

3.2 If the 1997 Profits are less than L425,000 but more than L240,000 then the cash to be paid to the Vendors pursuant to clause 3.1.2 shall be adjusted downwards to become such lower figure as represents the same percentage of the figure set out in clause 3.1.2 as the percentage represented by the figure by which the 1997 Profits exceeds L240,000 bears to L185,000. If the 1997 Profits are L240,000 or less then no Additional Instalment will arise and if the 1997 Profits are L425,000 or more then the Additional Instalment shall be paid to the Vendors in full without adjustment.

3.3 The Vendors shall be entitled to the Consideration as set out in columns 3 and 4 of schedule 1 save as, in the case of column 4, such lower figures or nil figures if adjustment is to be made pursuant to the provisions of clause 3.2.

3.4 For the avoidance of doubt the Purchasers obligations under this clause shall remain enforceable against the Purchaser notwithstanding that the Shares are held by a member of the Purchaser's Group and not by the Purchaser directly.

4.       COMPLETION

4.1 Completion of the purchase of the Shares shall take place at the offices of the Purchasers' Solicitors on Wednesday 21 August 1996 or as maybe agreed between the parties hereto.

4.2      On Completion the Vendors shall deliver to the Purchaser:-

         4.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct of the Shares together with the relative share certificates;

         4.2.2     the Tax Deed duly executed by the Vendors;

         4.2.3 the Deed of Restrictive Covenant duly executed by the Vendors;

         4.2.4     resignation of the auditors;

         4.2.5 letter from Kellock Limited releasing the Company from the fixed and floating charge together with confirmation that the said charge has not crystallised;

         4.2.6     the Disclosure Letter.

4.3 On Completion there shall be delivered or made available to the Purchaser:-

         4.3.1     the seal and certificate of incorporation of the Company;

         4.3.2 the statutory books, books of account and documents of record of the Company complete and up-to- date;

         4.3.3 the original leases and other documents of title relating to the Property;

         4.3.4 the appropriate forms to amend the mandate given by the Company to its bankers.

4.4 On Completion the Vendors shall repay all monies (if any ) then owing by them to the Company whether due for payment or not.

4.5      On Completion board meetings of the  Company shall be held at which:-

         4.5.1 such one person as the Purchaser may nominate shall be appointed an additional director and his alternate director shall be named and approved by the relevant board;

         4.5.2 the transfers referred to in clause 4.2.1 shall be approved (subject to stamping);

         4.5.3 the resignation referred to in clauses 4.2.4 shall be submitted and accepted; and

         4.5.4 the new bank mandate shall be signed by the Purchasers director.

4.6 Upon Completion of the matters referred to in clauses 4.2 to 4.5 the Purchaser shall pay directly to the Vendors the Initial Instalment by bankers draft in such proportions as are set out in column 3 of schedule 1.

4.7 On Completion the Purchaser shall procure that the Company will enter into Service Agreements with Steven Easterbrook, Stephen Sawkins and Paul Sangster in relation to their services to the Company to the intent that the said service agreements shall be in substitution for the existing service agreements of the said persons with the Company and the said Steven Easterbrook, Stephen Sawkins and Paul Sangster hereby agree and undertake to enter into such agreements as are necessary to reflect these arrangements.

4.8      On Completion the Purchaser shall deliver to the Vendors:-

         4.8.1     a receipted copy of the Disclosure Letter;

         4.8.2     a signed copy of the Tax Deed; and

         4.8.3     a signed copy of the Deed of Restrictive Covenant.

5.       PREPARATION OF THE 1997 ACCOUNTS

5.1.1 The parties hereto shall procure that the 1997 Accounts are prepared by the Company and delivered to the Purchaser's Chief Financial Officer and the Vendor's Representative by 15th March 1997 or earlier as agreed and if the Chief Financial Officer and the Vendor's Representative agree with the accounts or agreement is reached following adjustment to the said accounts they shall jointly certify the accounts as complying with the provisions of this agreement within seven business days after delivery to them of the 1997 Accounts.

5.1.2 In the event of disagreement between the Chief Financial Officer and the Vendor's Representative not being resolved within seven business days of the said accounts being delivered to them the relevant papers and details concerning the disagreement shall be passed by the Company to the Vendors' Accountants and the Purchaser's Accountants who shall between them endeavour to resolve the disagreement and to issue agreed 1997 Accounts certified jointly by them as complying with the provisions of this Agreement within 21 days of referral to them. In the event of any disagreement not being resolved within 21 days of referral to the Vendors' Accountants and the Purchaser's Accountants the dispute shall be resolved according to the dispute resolution procedure set out in sub-clause 5.5 and within seven business days of completion of the dispute resolution procedure the Vendors' Accountants and the Purchaser's Accountants shall issue a joint certificate as provided in sub-clause 5.2.

5.2 Certification of the 1997 Accounts in accordance with the procedure set out in clause 5.1 shall be conclusive and binding on the parties hereto save for manifest error and at the same time as certifying the 1997 Accounts those issuing the certificate shall also produce a joint certificate as to the amount (if any) of the Additional Instalment due to the Vendors.

5.3      The 1997 Accounts shall be prepared on the following bases:-

          5.3.1 save as otherwise provided in this clause 5.3 on the same accounting principles and bases as the Last Accounts and otherwise (if there are no such accounting principles and bases) in accordance with generally accepted accounting principles in the United Kingdom (GAAP);

         5.3.2 after deducting from the income in the Relevant Period (or providing against such income) all losses costs charges and expenses borne or incurred by the Company in the Relevant Period including (without prejudice to the generality of the foregoing):-

                   (a) directors' fees and remuneration including without limitation commissions bonuses and all contributions to life assurance, health and employee personal pension schemes and other benefits at the rates and amounts payable to or in respect of them at the date hereof;

                   (b) all other expenses of working and management including staff costs (including contributions to life assurance, health, pension and other benefits) and operating, financial and administrative expenses;

                   (c) depreciation charged on a basis consistent with the rates of depreciation adopted by the Company prior to the date hereof and otherwise in accordance with generally accepted accounting principles;

                   (d) bad and doubtful debts incurred in the normal course of the Company's trading for which provisions should properly be made and irrecoverable work in progress;

                   (e) expenditure in connection with leasing or hiring commitments incurred;

                   (f) all rentals and other costs incurred in relation to the Property;

         5.3.3 after making appropriate adjustments in respect of prior or subsequent items which ought (in accordance with the accounting policies previously adopted by the Company, or if none, in accordance with generally accepted accounting principles) to be dealt with in calculating the profit and/or loss for the Relevant Period but for the avoidance of doubt no adjustment shall be made for any accounting period prior to 1 February 1996;

         5.3.4 after making appropriate adjustments so that the 1997 Profits are based on the Company's existing Business as at 31st January 1996;

         5.3.5 before taking into account the effect of any exceptional or extraordinary profits and/or losses or profits and/or losses of a capital nature.

5.4 The Chief Financial Officer of the Purchaser, the Vendor's Representative, the Purchaser's Accountants , the Vendors' Accountants and the independent accountants as described in sub-clause 5.5 of this clause (as the case may be) shall be entitled to the same access and information relating to the Company as if they were the auditors thereto including the ability to discuss with the Company's auditors and review the Company's working papers for the purposes of checking and agreeing the 1997 Accounts.

5.5 Any failure on the part of the Vendor's Accountants and the Purchaser's Accountants respectively to certify the 1997 Accounts or to agree any matter relating to the preparation of the same shall be referred for final settlement within 28 days or such shorter period as may be agreed to an independent firm of chartered accountants nominated jointly by the Vendors' Accountants and the Purchaser's Accountants or (failing such nomination within 14 days after either such accountants request to the other) nominated at the request of either the Vendors' Accountants or the Purchaser's Accountants by the President for the time being of the Institute of Chartered Accountants in England and Wales and such firm shall be deemed to act as experts and not as arbitrators and their written decision shall (in the absence of manifest error) be final and binding on the parties hereto and their fees accruing shall be borne and paid by the Vendors and the Purchaser in equal proportions and if either the Vendors or the Purchaser shall pay the whole of such fees they or it (as the case may be) shall be entitled to immediate reimbursement of the appropriate proportion by the other.

6.       WARRANTIES BY THE VENDORS

6.1 The Vendors each jointly and severally warrant to the Purchaser that as at the date of this agreement they each have the unencumbered right to dispose of those of the Shares hereby disposed of by them and the Vendors hereby severally warrant to the Purchaser that as at the date of this agreement and save as stated in the Disclosure Letter the Warranties set out in Schedule 3 are true and accurate in all respects and that the contents of the Disclosure Letter and of all accompanying documents fairly, clearly and accurately disclose every matter to which they relate.

6.2 Each of the Warranties is without prejudice to any other Warranty and except where expressly stated no clause contained in this agreement governs or limits the extent or application of any other clause.
         Each of the Vendors undertakes in relation to any Warranty which refers to the knowledge information or belief of the Vendors that he has made all reasonable enquiry into the subject matter of that Warranty.

6.3 Subject to the provisions of this clause 6 the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion of the purchase of the Shares by any investigation made by or on behalf of the Purchaser into the affairs of the Company by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever except by a specific and duly authorised written waiver or release.

6.4 The Vendors respectively acknowledge that the Purchaser is entering into this Agreement in reliance upon the Warranties.

6.5 The Warranties are qualified only by and to the extent of matters fairly disclosed in the Disclosure Letter in respect of them.

6.6 The Vendors agree with the Purchaser to waive any of their rights in respect of any inaccuracy or omission in or from any information or advice supplied or given by the Company and any employees of the Company in connection with the Warranties, the Tax Deed, or the Disclosure Letter or other sale documents.

6.7 Each of the Warranties is separate and independent and (except as otherwise expressly provided) is not limited or restricted by reference to or influence from the terms of any other provision of this agreement or the other sale documents or by the giving of any time or other indulgence by the Purchaser to any person but shall only be affected by a specific waiver or release by the Purchaser in writing any such waiver or release shall be specific to the matter or matters to which it relates and not prejudice or affect any other rights of the Purchaser.

6.8 If any of the Warranties is breached, untrue or misleading the Vendors shall subject to the provisions of clauses 6.9.1 and 6.9.2 pay to the Purchaser:-

         6.8.1 the amount necessary to put the Company, as at the date of the demand, into the position which would have existed had the warranty not been broken, untrue or misleading;

         6.8.2 in respect of any breach of the Warranties relating to the Property an amount equal to the difference between the value of the Property had the Warranties been true or not broken and the actual value of the Property at the date of demand together with the amount of any other loss occasioned by such breach; and

         6.8.3 all reasonable costs and expenses incurred by the Purchaser or any member of the Purchasers group of companies as a result of the circumstances giving rise to the claim.

6.9 Notwithstanding the foregoing provisions of this clause or other provisions of this agreement but subject to clause 15 no warranty claim will lay:-

         6.9.1     for any individual claim of L2,000 or less;

         6.9.2 in respect of any individual claim exceeding L2,001 but not exceeding L4,999 unless and until the aggregate liability of the Vendors (but for this paragraph) in respect of all such claims as aforesaid would exceed L25,000 but, in the event such aggregate liability should exceed that sum, the Vendors shall be liable for the full amount of such liability and not just the excess over that amount.

6.10 The liability of the Vendors and each of them shall be limited in accordance with the following provisions of this clause.

6.11 The liability of each of the Vendors under this clause 6 and the Tax Deed shall be several and in any event the liability of any one Vendor shall not exceed the amount equating to the maximum sum received by that Vendor in respect of his shareholding as set out in Column 2 to
         Schedule 1 increased by a multiple of 1.5 and the aggregate liability of the Vendors shall not exceed L1,850,000 or such lesser sum as is paid by the Purchaser to the Vendors.

6.12 In the event of any liability for breach of this agreement or of any of the Warranties or under the Tax Deed being established the Vendors shall be entitled to set off against the amount of any depletion in or reduction in the value of the assets of the Company occasioned by or the amount by which the value of the relevant shares may be reduced by reason of such breach:-

         6.12.1 the amount by which (after adjustments where appropriate for taxation in respect of revenue items) the position of the Company (taken as a whole) in respect of any other matter is established to be better than as so warranted;

         6.12.2 to the extent that the net assets determined in accordance with the accounting standards used in preparation of the Last Accounts exceed L400,000 at Completion;

         6.12.3 the amount by which the current assets of the Company are understated and/or any current liabilities of the Company are overstated in the Last Accounts or the 1997 Accounts as appropriate.

6.13 In this agreement references to a liability being established shall be construed as including a liability admitted proven or adjudicated in legal proceedings.

6.14 The Vendors shall not be liable for any breach of this agreement or of any of the Warranties or for any claim pursuant to the Tax Deed to the extent that the subject matter thereof is taken into account with appropriate adjustment for taxation in determining net profits for the 1997 Profits for the purposes of reducing the Additional Instalment such adjustment not to include any benefit available to the
         Company as a consequence of being part of the Purchaser's Group.   For
         the avoidance of doubt to the extent that such claim by the Purchaser shall exceed the amount of the Additional Instalment under clause 3 hereof the Purchaser shall have a claim against the Vendors for the excess.

6.15 If any of the Vendors pays to the Purchaser or the Company an amount pursuant to a claim in respect of the Warranties and/or pursuant to the Tax Deed and the Purchaser or the Company subsequently recovers from a third party an amount which is referable to that claim the Purchaser shall or shall procure that the Company shall immediately repay to the Vendor so much of the amount paid by him as does not exceed the amount recovered from the third party less all reasonable costs charges and expenses incurred by the Purchaser or the Company in obtaining that payment and in recovering that amount from the third party and any applicable tax.

6.16 The Purchaser shall only be entitled to withhold release to the Vendors and set against any liability of any of the Vendors in respect of any breach of this agreement or of any of the Warranties or under the Tax Deed such part of the Additional Instalment as equals the amount of any such claim of which notice is given to the Vendors prior to the due date for payment of such Additional Instalment such withholding shall be pro rata to the

         Vendors shareholding as set out in schedule 1 hereof. If the Purchaser shall admit that such claim was without foundation or any court of competent jurisdiction determines that such claim is without foundation then and in those circumstances alone the Vendors shall be entitled to interest on the amount withheld from the date when the Additional Instalment should have been paid to the date of actual payment at such rate as is set out in the Tax Deed.

6.17 The Vendors shall be entitled to settle any claim under this agreement and the Warranties and undertakings contained in this agreement or for indemnity pursuant to the Deed of Covenant by payment to the Company or the Purchaser in cash.

6.18 Any payment made to the Purchaser by the Vendors pursuant to any breach of this agreement or the Warranties and/or to the Company pursuant to the Tax Deed shall constitute a reduction in the purchase price of the Shares.

6.19 The Vendors shall not be liable in respect of any claim for breach of the Warranties if and to the extent that the loss incurred is or has been included in a claim under the Tax Deed which has been satisfied in full nor shall the Vendors be liable in respect of a claim under the Tax Deed if and to the extent that the loss incurred is or has been included in a claim for breach of the Warranties which has been settled in full.

6.20     6.20.1    The Purchaser shall procure that upon service of any notice to the Vendors of any claim to which any of the Warranties may relate the Company shall take such reasonable action as the Vendors may reasonably request to avoid dispute resist appeal compromise or defend a claim in relation to a third party subject to the Company being indemnified and secured to its reasonable satisfaction by the Vendors against all losses costs damages and expenses thereby incurred.

         6.20.2 In respect of any claim under the Warranties or the Tax Deed the Purchaser shall allow the Vendors and their agents at all reasonable times access to and to inspect and take copies of all necessary books and records of the Company subject to such persons entering into a confidentiality agreement in the terms acceptable to the Purchaser.

         6.20.3 The Purchaser will raise no objection to the personnel of the Company providing statements and proofs of evidence and to attending any trial or hearing to give evidence or otherwise and providing similar reasonable assistance to enable the Vendors to avoid dispute resist appeal compromise or defend any such claim subject to the Company being indemnified and secured to its reasonable satisfaction by the Vendors against all losses costs damages and expenses thereby incurred.

         6.20.4 The Purchaser shall take or procure that the Company shall take all reasonable steps necessary to mitigate any loss in relation to any such action or claim.

6.21 Without prejudice to the duty of the Purchaser to mitigate any loss in respect of any breach of the Warranties the liability of the Vendors for any such breach shall be reduced pro tanto or extinguished to the extent that the Company is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its policies of insurance current at 1 February 1997) or policies providing equivalent cover thereto entitling it to claim under such policy or policies. The Purchaser shall procure that the Company shall use it best endeavours to recover all such claims from the insurers.

6.22 The Purchaser undertakes to the Vendors to refrain from doing and to procure that the Company will refrain from doing any act or thing other than in its ordinary course of business which would give rise to a claim for breach of any of the Warranties.

6.23 The Warranties and the indemnity contained in the Tax Deed are given subject to and shall be qualified by the following:

         6.23.1 any matters disclosed mentioned or referred to in the Disclosure Letter;

         6.23.2 any matter expressly provided for under the terms of this agreement or arising from its implementation;

         6.23.3 any matter or thing done or omitted to be done prior to Completion by the Vendors or any of them or the Company at the written request of the Purchaser such request to be signed by two directors;

         6.23.4 any matters which have been communicated in writing to the Purchaser not less than 48 hours before Completion;

         6.23.5 any matter of which the Purchaser had actual knowledge and could have made a claim under the Warranties or Tax Deed at Completion.

6.24 Claims for breach of Warranty or representation or indemnity shall be reduced by the amount of any relief against Taxation obtained or which may reasonably be obtained by the Company or the Purchaser or persons deriving title under it in respect of any loss or losses on account of matters not being as warranted or represented or the subject of indemnify.

6.25 If the Vendors are liable to the Purchaser under the tax Warranties or the Tax Deed by reason of any obligation of the Company to pay advance corporation tax or any such is recoverable from the Company as if it were advance corporation tax the liability of the Vendors shall be reduced and the amount paid to the Purchaser in respect of such liability shall be refunded when and to the extent that the Company obtains the benefit of a reduction in liability to mainstream corporation tax by reason of such payment and the Purchaser shall procure that the Company makes all such claims and election as will result in such benefit being obtained as soon as reasonably possible.

6.26 If the Vendors are liable to the Purchaser under the tax Warranties or the Tax Deed in respect of an obligation of the Company to pay tax under the provisions of section 419 ICTA 1988 the liability of the Vendors shall be reduced and any amounts paid to the Purchaser in respect of such liability shall be refunded when and to the extent that the Company is entitled to relief under sub-section (4) of that section and the Purchaser shall procure that the Company makes all necessary claims under that sub-section as soon as it is entitled to do so.

6.27 For the purpose of enabling the Vendors to remedy a breach of Warranty or to mitigate or otherwise determine any claim under the Tax Deed the Purchaser and/or the Company shall notify the Vendors in writing within fourteen days of the breach of the claim coming to the notice of the Purchaser and/or the Company such notice shall give full details of the event or circumstances giving rise to such breach or claim its nature and estimated amount of liability.

6.28 The Vendors shall not be liable in respect of any claim for breach of the tax Warranties or for indemnity pursuant to the Tax Deed if such claim:-

         6.28.1 occurs or arises wholly or partly out of or as a consequence of sale and purchase of the Shares pursuant to this agreement;

         6.28.2 occurs or arises as a result of or is otherwise attributable to an act or omission of the Purchaser or the Company or any member of the Purchasers Group;

         6.28.3 occurs or arises as a result of any change or changes in legislation made after the date of this agreement or the withdrawal of any extra statutory concession made by the Inland Revenue;

         6.28.4 occurs or arises as a result of or is otherwise attributable to a voluntary act or omission of the Purchaser or the Company or any member of the Purchaser's

                   Group (other than pursuant to a legally binding commitment created before Completion) and otherwise than in the ordinary course of business of any such company which could reasonably have been avoided;

         6.28.5 arises as a result of any provision or reserve made in respect of it in the Last Accounts or the 1997 Accounts being insufficient by reason of any increase in the rates of taxation made after the date of this agreement or arises as a result of the retrospective imposition of taxation as a consequence of a change in the law enacted after the date of this agreement;

         6.28.6 would not have arisen but for any claim election surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be done by the Company or the Purchaser or any member of the Purchaser's Group under the provisions of the taxation statutes after Completion;

         6.28.7 is the subject of any provision or reserve or note in the Last Accounts or the 1997 Accounts;

         6.28.8 occurs or arises wholly or partly out of as a result or in connection with:-

                   6.28.8.1 any change in the nature of the business of the Company or in the manner of conducting it after the date of 1 February 1997;

                   6.28.8.2 any asset acquired by the Company after the date of 1 February 1997;

         6.28.9 for the purposes of this clause 6.28 the relevant date for the Company shall be 1 February 1997 and for the Purchaser and or any other member of the Purchasers Group (other than the Company) Completion.

6.29 The liability of the Vendors and each of them under the Warranties to this agreement shall cease on 21st August 1998 and under the Tax Deed on 21st August 2002 except as regards any alleged specific breach of this agreement and any of the Warranties or any specific claim under the Tax Deed in respect of which notice in writing (containing details of the event or circumstances giving rise to such breach or claim its nature and the estimated amount of liability for it) has been served on the Vendors prior to the relevant date.

6.30 The Vendors shall cease to be liable for any claim for breach of the Warranties or pursuant to the Tax Deed which has been notified in writing in accordance with clause 6.30 in respect of which proceedings are not instituted ( that is to say issued and served) within 12 months of the notice in question (unless previously satisfied, settled or withdrawn).

7.       CONDUCT OF BUSINESS UNTIL 31ST JANUARY 1997

7.1 Subject to the remaining provisions of this clause and clause 8 the Purchaser hereby undertakes and agrees that until 31st January 1997 it will operate the Company in a manner which is in the ordinary course of business consistent with past practices of the Company or with future practices approved by the board of 4Front Group Plc (being the ultimate UK holding company owned by the Purchaser) and the Vendor's Representative under the provisions of this clause.

7.2 The Purchaser further undertakes with the Vendors that until 31st January 1997 that in its relationships with any other member of the Purchaser's Group the Company shall conduct its affairs on an arms length basis.

7.3 The Purchaser or subsidiary of the Purchaser (as the case may be) hereby agrees that it will not mortgage (unless the mortgagee has first undertaken to the Vendors to be bound by the terms of this clause in relation to the Shares) or sell or dispose or otherwise permit any other person or persons to have a beneficial interest in any of the shares of the Company until after the 1997 Profits have been determined and the Certification thereof has been concluded. Provided always that the provisions of this sub-clause 7.3 shall not apply in circumstances where the aforesaid other person or persons is a subsidiary of the Purchaser subject to the subsidiary entering into a deed of adherence to the terms of this clause 7.

7.4 Without prejudice to clauses 7.1 to 7.3 above until 31st January 1997 the Purchaser undertakes to procure that the Company does not without the previous written consent (which consent shall not be unreasonably withheld or delayed) of the Vendor's Representative:-

         7.4.1 make any material change in the nature of its business as carried on at Completion;

         7.4.2 increase alter vary or reduce its authorised or issued share capital or change its memorandum of articles of association or pass any resolutions of its shareholders;

         7.4.3 sell or dispose of all of its undertaking property all or any substantial proportion of its assets (except in the ordinary course of business) substantial being in relation to the total undertaking property and assets of the Company taken as a whole;

         7.4.4 effect any borrowings otherwise than in ordinary course of business consistent with past or current practices and within its existing facilities or within the borrowing limits imposed by its articles of association or pledge mortgage or grant any security interest in or over any of its assets to secure indebtedness;

         7.4.5 commence any litigation other than in the ordinary course of business;

         7.4.6 acquire or agree to acquire any interest or participate or agree to participate in any company partnership joint venture or other business entity but this shall not prevent the Company entering into joint arrangements in the normal course of its business and which does not involve having any interest in a company partnership or other legal person;

         7.4.7 make any capital expenditures capital additions or capital improvements which involve an amount (in the case of each such expenditure addition or improvement) in excess of L20,000 or (in the aggregate for all such expenditure additions and improvements made after the date of this agreement) in excess of L75,000 except in accordance with commitments entered into on the date hereof;

         7.4.8 purchase or sell take or let on lease or tenancy or otherwise acquire or dispose of any fixed assets and any real or leasehold property for any estate or interest;

         7.4.9 pay any management or service charges to any member of the Purchaser's Group unless clause 3 hereof is amended so as to provide for a reduction in the 1997 Profits equal to the value of the management or service charge;

         7.4.10 procure the Company to enter into any transaction otherwise than in the ordinary course of business;

         7.4.11 procure the Company to change its name or any name under which it carries on its business;

         7.4.12 second any member of staff of the Purchaser or any member of the Purchaser's Group to the Company;

         7.4.13 employ any employee consultant or agent of the Company whose total remuneration or fee is or is capable of being in excess of L20,000 per annum;

         7.4.14 engage in any business other than the businesses presently carried on;

         7.4.15    declare make or pay any dividend or other distribution;

         7.4.16 change the accounting reference date of the Company from 31st January in each year;

         7.4.17    amend or change any policy of insurance;

         7.4.18 remove any of the Vendors as a director of the Company other than for breach of fiduciary duty.

7.5 Subject to clause 8 the Vendors hereby undertake and agree that until 31st January 1997 they will not, without the previous written consent of the Purchaser:-

         7.5.1 make any material change in the nature of the business as carried on at Completion;

         7.5.2 sell or dispose of all of the Company's undertaking, property, or all or any substantial proportion of its assets (except in the ordinary course of business);

         7.5.3 effect any borrowings otherwise than in the ordinary course of business consistent with past or current practice or pledge mortgage or grant security interest in or over any of the Company's assets to secure indebtedness;

         7.5.4 commence any litigation other than in the ordinary course of business;

         7.5.5 agree to participate in any partnership joint venture or other business entity but this shall not prevent the Company entering into joint arrangements in the normal course of its business;

         7.5.6 make any capital expenditure, capital additions or capital improvements which involve any amount (in the case of each such expenditure, addition or improvement) in excess of L10,000 or (in the aggregate for all such expenditure, additions and improvements made after the date of this agreement) in excess of L50,000 except in accordance with commitments entered into on the date hereof;

         7.5.7 purchase or sell take or let on lease on tenancy or otherwise acquire or dispose of any fixed assets and any real or leasehold property for any estate or interest;

         7.5.8 procure the Company to enter into any transaction otherwise than in the ordinary course of business;

         7.5.9 employ any employee consultant or agent in the Company whose total remuneration or fee is or is capable of being in excess of L20,000 per annum;

         7.5.10 engage in any business other than the business presently carried on;

         7.5.11 change the accounting reference date of the Company from 31st January in each year;

         7.5.12 amend alter or waive any term or conditions of the Vendor's service agreement or procure that the Company pays to the Vendors any remuneration in excess of that set out in the Vendor's service agreements for the year ending 31st January 1997 or any period prior to the service agreements;

         7.5.13    amend or change any policy of insurance;

         7.5.14 remove the Purchasers director as a director of the Company other than for breach of fiduciary duty when the Purchaser shall be entitled to nominate and have appointed a new director

7.6 The Purchaser shall be entitled without further formality to send a representative to observe proceedings at any board meeting of the Company and that such representative will have the same duty of confidentiality as a director of the Company but subject to the Purchaser keeping such information confidential shall in relation to the business conducted at board meetings at which he was present be permitted to inform the Purchaser.

7.7 The provisions of this Clause 7 shall cease to apply forthwith upon notice in writing thereof being served by the Purchaser to the Company which notice may be served only if and at any time after the following circumstances prevail:-

         7.7.1 the profits before interest and tax of the Company as evidenced by the monthly management accounts (which shall be prepared on a consistent basis with the Management Accounts) for any three consecutive calendar months in the Relevant Period show a loss in each such month provided that the aggregate of those losses exceeds L25,000 or in any single month trading losses exceed L70,000.

7.8      Subject to any notice being served by the Purchaser pursuant to clause
         7.7 the provisions of this clause 7 shall apply only until 31st January 1997 or (if earlier) the payment of the Additional Instalment pursuant to clause 8 hereof.

8.       EARLY PAYMENT

8.1 Notwithstanding the provisions of clause 3 the Purchaser may at any time elect to satisfy the Additional Instalment by the payment of L750,000 in such proportions as are set out in column 4 of Schedule 1. Thereafter all the obligations of the Purchaser pursuant to clause 7 and in relation to the Additional Instalment and any obligations of the Vendors pursuant to clause 7 shall cease to be of effect.

9.       SEVERABILITY

If any provision of this agreement is or becomes invalid illegal or unenforceable in respect of any law the validity legality and enforceability of the remaining provisions shall not in any way be altered or impaired.

10.      ENTIRE AGREEMENT

This agreement represents the entire agreement between the parties hereto and supersedes any prior agreements or arrangements in respect of the subject matters hereof.

11.      COUNTERPARTS

This agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

12.      NOTICES

12.1 Any notice to be served hereunder shall be deemed to have been properly served if sent by prepaid first class letter post or by courier to the address of the addressee set out herein or to such other address details of which have been notified in writing by the addressee to the addressor prior to service of such notice and such notice shall be deemed to have been received upon delivery and receipt of a recognisable authorised signature in the case of a courier and 72 hours after posting in the case of a letter and if sent by fax at the time of transmission unless such transmission shall be after 5.00 p.m. or any day on which clearing banks in the City of London are open for business in which case receipt shall be deemed to have been at 9.00 a.m. on the next such day, subject to the sender having reasonable proof of transmission and if sent on any other day at 9 a.m. on the next day City of London clearing banks are open for business.

12.2 The Purchaser hereby notifies the Vendors that as at the date hereof and unless subsequently changed pursuant to Clause 12.1 the address for any notice to be served on it hereunder shall be 4Front House, 4 Colonial Business Park, Colonial Way, Watford, WD2 4PR, England. Fax No 01923-
816260 marked for the attention of the Chief Executive Officer.

13.      PROPER LAW

This Agreement shall be governed by the laws of England to the non-exclusive jurisdiction of whose Courts the parties hereby irrevocably submit.

14.      WARRANTY BY PURCHASER

The Purchaser represents and warrants to the Vendors that:-

14.1 The Purchaser is a corporation duly organised, validly existing and in good standing under the laws of the State of Colorado.

14.2 The execution and delivery of this agreement and the consummation of the transactions contemplated hereby will not, and with notice or the lapse of time or both would not, (i) result in the breach of any of the terms or conditions of, or constitute a default under, the certificate of incorporation or bye-laws of the Purchaser or any mortgage, bond, indenture, agreement, franchise or the instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound; or (ii) violate any order, writ, injunction or decree of any court, administrative agency or governmental body. No consent, approval or authorisation of, or declaration or filing on the part of the Purchaser with, any Federal, state, local or governmental or regulatory authority has not been obtained in connection with the valid execution and delivery of this agreement or the performance by the Purchaser of any of the transactions contemplated hereby.

14.3 The Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. All corporate and other proceedings required to be taken by or on behalf of the Purchaser including, without limitation, all action required to be taken by its board of directors to authorise the Purchaser to enter into and carry out this agreement and to perform the transactions contemplated hereby have been duly executed and delivered by the Purchaser and is valid and binding upon the Purchaser in accordance with its terms.

14.4 No member of the Purchaser's Group shall compete with the business of the Company until after 31st January 1997 on different terms from those on which it currently competes.

14.5 The Purchaser has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "Commission") since August 1, 1993 (collectively the "SEC Reports"). The SEC Reports and any other forms, reports and other documents filed by the Purchaser with the Commission (A) were or will be prepared in accordance with the requirements of the Securities Act of 1933
         (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934"), as the case may be, and the rules and regulations promulgated thereunder, and (b) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement as a material fact or omit a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including any notes thereto) contained in the SEC Reports were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of the Purchaser as at the representative dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

14.6 The Vendors shall have no liability arising out of this agreement solely by it being treated as effective from 15 August 1996

15.      INDEMNITY

The Vendors agree to indemnify and hereby indemnify the Purchaser and agree to hold the Purchaser harmless from all and any claims of whatsoever nature including without prejudice to the generality of the foregoing claims to interest and costs of Bryce against the Purchaser arising out of the Purchaser entering into an agreement with Bryce of even date to purchase the shareholding of Bryce in the Company on terms different from the terms contained in this Agreement. For the purposes of this indemnity the limitation contained in clause 6.9 shall not apply.


AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first above written.

                                      SCHEDULE 1

                        (VENDORS' HOLDINGS AND CONSIDERATION)


      (1)                 (2)                   (3)              (4)

Vendors' Names          Holding of          Initial Cash     Maximum Cash
and Addresses           Shares              Consideration    Payable under
                                                 L           Additional
                                                             Instalment
                                                                  L
- ---------------------------------------------------------------------------

STEVEN EASTERBROOK      3,750               347,368.42        250,000.00
18 The Fairway
Camberley
Surrey   GU15 1EF


STEPHEN SAWKINS         3,750               347,368.42       250,000.00
Clover Lodge
Hook Road
Rotherwick
Hants   RG27 8BY


PAUL SANGSTER           3,750               347,368.42       250,000.00
1 The Spinney
Ford Lane
East Hendred
Oxfordshire OX12 8LS




Total                   11,250              1,042,105.26     750,000.00

                                      SCHEDULE 2

                                    (THE COMPANY)


Company Name            :        HAMMER DISTRIBUTION LIMITED


Company Number          :        No. 2640532


Date of Incorporation   :         23 August 1991


Share capital           :        11,875


Registered Office       :        Worthy House, 14 Winchester Road, Basingstoke


Directors               :        Steven John Easterbrook, Paul Sangster
                                 Stephen Sawkins


Secretary               :        Steven John Easterbrook

                                      SCHEDULE 3
                                     (WARRANTIES)


1.       CORPORATE MATTERS

1.1 The information relating to the Company contained in Schedule 2 is true and complete in all respects.

1.2 The Shares together with 625 ordinary shares of L1 each in the capital of the Company held by Michael Bryce constitute the whole of the issued and allotted share capital of the Company.

1.3 There are no agreements or arrangements in force other than this agreement which grant to any person the right to call for the issue allotment or transfer of any share or loan capital of the Company.

1.4 The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received.

1.5 All returns particulars resolutions and documents required by any legislation to be filed with the Registrar of Companies in respect of the Company have been duly filed and were correct when filed.

2.       ACCOUNTING MATTERS

2.1 The Last Accounts have been prepared in accordance with the historical cost convention and the bases and policies of accounting adopted for the purpose of preparing the Last

         Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

2.2      The Last Accounts:-

         2.2.1 give a true and fair view of the assets liabilities (including contingent unquantified or disputed liabilities) and commitments of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

         2.2.2 comply with the requirements of the Companies Acts and other relevant statutes;

         2.2.3 comply with all current FRSs applicable to a United Kingdom company;

         2.2.4 are not affected by any extraordinary exceptional or non-recurring item;

         2.2.5 give a true and fair view of the financial position of the Company as at their date.

2.3 All the accounts books ledgers financial and other records of whatsoever kind of the Company are in its possession and properly reflect its financial position.

3.       FINANCIAL MATTERS

3.1 The Company had no capital commitments outstanding at the Last Accounts Date and the Company has not since then incurred or agreed to incur any capital expenditure or commitments or disposed of any capital assets.

3.2 Since the Last Accounts Date the Company has not paid or declared any dividend or made any other payment which is or is treated as a distribution for the purposes of ICTA Part VI Chapter II.

3.3 The Company has not since the Last Accounts Date repaid or become liable to repay any indebtedness in advance of its stated maturity.

3.4 There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than those liabilities disclosed in the Last Accounts or incurred in the ordinary and proper course of trading since the Last Accounts Date.

3.5 Having regard to existing facilities full details of which are set out in the Disclosure Letter so far as the Vendor is aware the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for a period until 31 January 1997.

3.6 None of the facilities available to the Company is dependent on the guarantee or indemnity of or any security provided by a third party other than the Vendors as set out in the Disclosure Letter.

3.7 The Vendors are not aware of any reason why the amounts now due from debtors will not be recoverable in full in the ordinary course of business and in any event not later than twelve weeks from the date of this agreement.

3.8 No part of the amounts included in the Last Accounts as owing by any debtors remains unpaid or has been released on terms that any debtor pays less than the full book value of his debt.

3.9 The Company has since the Last Accounts Date paid its creditors in accordance with their respective credit terms and there are no amounts owing by the Company which have been due for more than six weeks.

4.       TAXATION MATTERS

4.1 The Last Accounts make full provision or reserve for all Taxation (including deferred Taxation) which is liable to be or could be assessed on the Company or for which it may be accountable in respect of the period ended on the Last Accounts Date.

4.2 All returns computations and payments which should be or should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date correct and on a proper basis and none of them is or is likely to be the subject of any dispute with the Inland Revenue or other Taxation authorities.

4.3 The Company has duly deducted and accounted for all amounts which it has been obliged to deduct in respect of Taxation and in particular has properly operated the PAYE system by deducting tax as required by law from all payments made or treated as made to its employees or former employees and accounting to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its employees or former employees.

4.4 The Company is not nor will it become liable to pay or make reimbursement or indemnity in respect of any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise where such Taxation relates to a profit income or gain transaction event omission or circumstance arising occurring or deemed to arise or occur (whether wholly or partly) on or prior to the date of this Agreement.

4.5 The Company has not since the Last Accounts Date incurred nor is or has become liable to incur after that Date expenditure which will not be wholly deductible in computing its taxable profits except for expenditure on the acquisition of an asset to be held otherwise than as stock- in-trade details of which are set out in the Disclosure Letter.

4.6 The Company is a close company as defined in ICTA s.414 (Meaning of close company).

4.7 The Company has not in the six years ending on the date of this agreement carried out or been engaged in any transaction or arrangement in respect of which there may be substituted for the consideration given or received by the Company a different consideration for Taxation purposes.

4.8 If each of the capital assets of the Company were disposed of for a consideration equal to the book value of that asset in or adopted for the purpose of the Last Accounts no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 would arise.

4.9 The Company has duly registered and is a taxable person for the purposes of value added tax and has not applied for treatment as a member of a group.

5.       TRADING MATTERS

5.1 Since the Last Accounts Date the business of the Company has been continued in the ordinary and normal course and there has been no material deterioration in its turnover or its financial or trading position other than as is occasioned by normal seasonal trends.

5.2 No material changes have occurred since the Last Accounts Date in the assets and liabilities shown in the Last Accounts nor will the net asset position of the Company at Completion valued on the same basis as used in the last accounts (including depreciation to Completion) be less than L400,000.

5.3 The Company is not nor has it agreed to become a member of any joint venture consortium partnership or other unincorporated association.

5.4 The Company is not engaged in any litigation or arbitration proceedings as plaintiff or defendant there are no such proceedings pending or threatened either by or against the Company and the Vendors are not aware of any circumstances which are likely to give rise to any litigation or arbitration.

5.5 There is no dispute with any revenue or other official department in the United Kingdom or elsewhere in relation to the affairs of the Company and so far as the Vendors are aware having made due and diligent enquiry there are no facts which may give rise to any such dispute.

5.6 So far as the Vendors are aware having made all reasonable enquiries there are no claims pending or threatened or capable of arising against the Company by an employee or workman or third party in respect of any accident or injury which are not fully covered by insurance.

5.7 So far as the Vendors are aware the Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations of the United Kingdom.

5.8      No power of attorney given by the Company is in force.

5.9 There are no outstanding authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company.

5.10 The Disclosure Letter contains accurate particulars of all material contracts to which the Company is a party at the date of this agreement. For the purpose of this clause a contract shall be material if it is capable of affecting the Company's profits in an amount greater than L20,000.

5.11 The Company is not nor will it so far as the Vendors are aware with the lapse of time become in default in respect of any obligation or restriction binding upon it.

5.12 So far as the Vendors are aware the Company has not manufactured sold or supplied products which are or were in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by it or with all applicable regulations standards and requirements in respect thereof.

5.13 The Company, to the best of the Vendors knowledge and belief, has no obligation to service repair maintain or take back any goods that have been or are hereafter delivered by it.

5.14 The Company is not a party to nor has its profits or financial position during the three years prior to the date hereof been affected by any contract or arrangement which is not of an entirely arm's length nature.

6.       PROPERTY MATTERS

6.1 The Company has good and marketable title to the Property which comprises all the estate or interest of the Company in any land or premises and the particulars of the title to the Property are set out in Schedule 6.

6.2 The Company has in its possession or under its control all duly stamped deeds and documents which are necessary to prove title to the Property.

6.3 There is no option or agreement for sale mortgage (whether specific or floating) charge lien lease agreement or lease overriding interest condition restrictive covenant easement or other encumbrance in respect of the Property.

6.4 The Property is not subject to the payment of any outgoings (except rents service charge business and water rates).

6.5 The Company has duly and punctually paid the rents and other payments due under the Lease and performed and observed all covenants conditions agreements statutory requirements planning consents bye-laws orders and regulations affecting the Property and no notice of any breach of any such matter has been received and the Lease is valid and in force so far as the Vendors are aware.

6.6 Save as far as the Vendors are aware the use of the Property is the permitted use for the purposes of the Town and Country Planning Act 1990.

6.7 So far as the Vendors are aware there is no breach of covenant in any Superior Lease relating to the Property.

6.8 So far as the Vendors are aware no obligation necessary to comply with any notice or other requirement given by the Landlord under the Lease is outstanding and unobserved or unperformed.

6.9 There are no compulsory purchase notices orders or resolutions affecting the Property.

7.       EMPLOYMENT MATTERS

7.1 Full particulars of the identities dates of commencement of employment or appointment to office and terms and conditions of employment of all the employees and officers of the Company including without limitation profit sharing commission or discretionary bonus arrangements are fully and accurately set out in the Disclosure Letter.

7.2 Since the Last Accounts Date or (where employment or holding of office commenced after that date) since the commencing date of such employment or holding of office no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer ex-officer or senior executive of the Company (a senior executive being a person in respect of remuneration in excess of L20,000 per annum).

7.3 The Company is not bound or accustomed to pay any monies other than in respect of remuneration or emoluments of employment or pension benefits to or for the benefit of any officer or employee of The Company.

7.4 The Company does not operate a pension scheme and is under no legal or moral liability or obligation nor a party to any ex-gratia arrangement or promise to pay pensions gratuities superannuation allowances or the like or otherwise to provide 'relevant benefits' within the meaning of ICTA s.612 to or for any of its past or present officers or employees or their dependants and there are no retirement benefit or pension or death benefit or similar schemes or arrangements in relation to or binding on the Company or to which the Company contributes.

8.       ASSET MATTERS

8.1 The Company owned at the Last Accounts Date and had good and marketable title to and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to all the assets included in the Last Accounts and to all assets acquired since the Last Accounts Date.

8.2 The stock of raw materials packaging materials and finished goods now held are not excessive and are adequate in relation to the current trading requirements of the business and none of such stock is obsolete slow moving unusable unmarketable or inappropriate or of limited value in relation to the current business of the Company and no contracts are outstanding which are likely to result in the foregoing not being true.

8.3 The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

8.4 The plant machinery equipment vehicles and other equipment used in connection with the Business:-

         8.4.1 are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

         8.4.2 are the absolute property of the Company save for those items the subject of the hire purchase leasing or rental agreements listed in the Disclosure Letter or in respect of which the outstanding payments do not exceed L1,000;

         8.4.3 are not expected to require replacements or additions at a cost in excess of L5,000 within six months from the date of this Agreement;

         8.4.4 are so far as the Vendors are aware all capable and (subject to normal wear and tear) will remain capable throughout the respective periods of time during which they are each written down to a value of L10 in the accounts of the Company (in accordance with the normal recognised accountancy principles) of doing the work for which they were designed or purchased.

8.5 All the stock-in-trade of the Company and those of its other assets and undertakings which are of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by the Company. Details of insurance policies are set out in the Disclosure Letter.

8.6 Subject to normal commercial considerations the Company is now and has at all material times been adequately covered against accident damage injury third party loss (including product liability) loss of profits and other risks.

8.7 All insurances are currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable or which is likely to result in an increase in premium.

8.8 No claim is outstanding nor, so far as the Vendors are aware may be made under any of the insurance policies and so far as the Vendors are aware no circumstances exist which are likely to give rise to a claim.

9.       GENERAL

9.1 All information given by any of the Vendors the Vendors' solicitors or the Vendors' accountants to the Purchaser the Purchaser's solicitors or the Purchaser's accountants relating to the business activities affairs or assets or liabilities of the Company was when given and, so far as the Vendors are aware, is now accurate and comprehensive in all respects.

                                      SCHEDULE 4
                                      (TAX  DEED)

                                      SCHEDULE 5
                           (DEED OF RESTRICTIVE COVENANTS)

                                      SCHEDULE 6
                        (SHORT PARTICULARS OF THE PROPERTIES)

                              62 Tempus Business Centre
                                   Kingsclere Road
                                    Basingstoke
                                        Hants


Date      Document       Parties                            Terms
- ----      --------       -------                            -----
27/19/94  Underlease     Riohurst Investments Limited (1)   5 years from
                         Hammer Distribution Limited (2)    9 September 1994

SIGNED AND DELIVERED as a DEED by                           )
STEVEN EASTERBROOK in the presence of:-                     )




SIGNED AND DELIVERED as a DEED by                           )
STEPHEN SAWKINS in the presence of:-                        )




SIGNED AND DELIVERED as a DEED by                           )
PAUL SANGSTER in the presence of:-                          )




EXECUTED AND DELIVERED as a DEED by                         )
4FRONT SOFTWARE INTERNATIONAL INC                           )
acting by two officers                                      )